As filed with the Securities and Exchange Commission on June 4, 2020.

Registration No. 333-174614

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MONSTER BEVERAGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-1809393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1 Monster Way Corona, California	92879
(Addresses of Principal Executive Offices)	(Zip Code)

Monster Beverage Corporation 2020 Omnibus Incentive Plan

Monster Beverage Corporation 2011 Omnibus Incentive Plan

(Full title of the plans)

Rodney C. Sacks

1 Monster Way

Corona, California 92879

(Name and address of agent for service)

(951) 739-6200

(Telephone number, including area code, of agent for service)

With a copy to:

Farzad F. Damania, Esq.

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, NY 10022
(212) 940-3838

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 3, 2020 (the “Effective Date”), the stockholders of Monster Beverage Corporation (the “Registrant”) approved the Monster Beverage Corporation 2020 Omnibus Incentive Plan (the “2020 Omnibus Incentive Plan”). The total number of shares of the Registrant’s common stock, par value $0.005 per share (“Common Stock”) authorized for issuance under the 2020 Omnibus Incentive Plan includes, in addition to 32,000,000 new shares (registered on a new registration statement on Form S-8 filed June 4, 2020), the number of shares that remained available for grant under the Monster Beverage Corporation 2011 Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”) as of the Effective Date (the “Prior Plan Shares”). Outstanding awards granted under the 2011 Omnibus Incentive Plan will continue to be governed by the terms of the 2011 Omnibus Incentive Plan, but no new awards will be granted under the 2011 Omnibus Incentive Plan on or after the Effective Date.

Immediately prior to the Effective Date, 12,345,006 shares of Common Stock remained available for grant under the 2011 Omnibus Incentive Plan, and up to 15,794,147 shares of Common Stock were subject to outstanding awards. In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 2 to Registration Statement No. 333-174614 (the “Post-Effective Amendment”) is hereby filed to cover the issuance of the Prior Plan Shares pursuant to the 2020 Omnibus Incentive Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement (excluding any portion of such documents that have been “furnished” rather than “filed” under applicable Commission rules and exhibits furnished in connection with such items):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020 (File No. 001-18761);

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 11, 2020 (File No. 001-18761);

(c)	the Registrant’s current reports on Form 8-K filed with the Commission on January 9, 2020, February 27, 2020, March 13, 2020 and May 7, 2020 (File No. 001-18761); and

(d)	the description of the Registrant’s Common Stock filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 28, 2020 (File No. 001-18761).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the filing of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Registrant’s Second Amended and Restated By-laws (the “By-laws”) and the Delaware General Corporation Law, as amended (the “DGCL”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the By-laws and the DGCL.

The Registrant is a Delaware corporation. Section 145 of the DGCL, permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), to which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. To the extent such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful and has been successful in defending any such proceeding, the DGCL provides that such person shall be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection therewith. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that a person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

With respect to a threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, the corporation may indemnify such person who was or is a party to such an action or suit against expenses (including attorney’s fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. The statute provides, however, that no indemnification is allowed in respect of any claim, issue or matter if such person is adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought, upon application, determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Delaware Court of Chancery or such other court deems proper.

The DGCL provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Any indemnification under the preceding paragraphs, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made by: (i) majority vote of directors not parties to the action, suit or proceeding, even though less than a quorum, (ii) a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) written opinion of independent legal counsel if there are no such directors or if such directors so direct, or (iv) the stockholders.

The DGCL permits a corporation to advance expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding, in advance of final disposition of such action, suit or proceeding provided the officer or director undertakes to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification. A corporation may purchase and maintain insurance on behalf of an indemnitee against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would be empowered to indemnify him against such liability under Section 145 of the DGCL. Delaware law also provides that the above rights shall not be deemed exclusive of other rights of indemnification or advancement of expenses under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The Certificate of Incorporation and the By-laws generally require the Registrant to indemnify and advance expenses to its directors, officers employees and agents to the fullest extent permitted by law.

Section 102(b)(7) of the DGCL permits Delaware corporations in their certificates of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Under the Certificate of Incorporation, a director of the Registrant shall, to the maximum extent currently or hereafter permitted by Section 102(b)(7) of the DGCL (or any successor provision) have no personal liability to the Registrant or its stockholders. Section 102(b)(7) of the DGCL provides that Delaware corporations may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends, stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Under the By-laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant covering any liability incurred in such capacity, or arising out of the person’s status as such. The Registrant has purchased directors’ and officers’ liability insurance covering many of the possible actions or omissions of persons acting or failing to act in such capacities.

On June 6, 2019, the Board of Directors of the Registrant (the “Board”) approved and adopted an updated form of indemnification agreement (the “Indemnification Agreement”) to be entered into by the Registrant with its directors and officers. The Registrant has entered into Indemnification Agreements with its current directors and officers, in the form approved by the Board, and the Indemnification Agreement provides for the maximum indemnity permitted for directors and officers under the DGCL and the Registrant’s charter documents, as well as additional procedural protections. The Indemnification Agreement requires the Registrant to indemnify the directors and officers against liability that may arise by reason of their status or service as directors or officers of the Registrant if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that his conduct was unlawful. The foregoing description is intended only as a summary of the provisions of the Indemnification Agreement and is qualified in its entirety by reference to the full text of the Indemnification Agreement.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index of Exhibits filed herewith and appearing immediately after the signature page to this Post-Effective Amendment is incorporated by reference in this Item 8.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corona, State of California, on June 4, 2020.

MONSTER BEVERAGE CORPORATION

By:	/s/ Rodney C. Sacks

Name:	Rodney C. Sacks
Title:	Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Rodney C. Sacks and Hilton H. Schlosberg, and each of them acting individually, as his attorneys-in-fact and agents, each with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Monster Beverage Corporation to comply with the Securities Act of 1933, as amended, and any requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing with the Securities and Exchange Commission of the registration statement on Form S-8 under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such registration statement, and any amendments to such registration statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Rodney C. Sacks Rodney C. Sacks	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	June 4, 2020

/s/ Hilton H. Schlosberg Hilton H. Schlosberg	Vice Chairman of the Board of Directors, President, Chief Operating Officer, Chief Financial Officer and Secretary (Principal Financial Officer, Controller and Principal Accounting Officer)	June 4, 2020

/s/ Kathleen E. Ciaramello Kathleen E. Ciaramello	Director	June 4, 2020

/s/ Gary P. Fayard Gary P. Fayard	Director	June 4, 2020

/s/ Mark J. Hall Mark J. Hall	Director	June 4, 2020

/s/ Jeanne P. Jackson Jeanne P. Jackson	Director	June 4, 2020

/s/ Steven G. Pizula Steven G. Pizula	Director	June 4, 2020

/s/ Benjamin M. Polk Benjamin M. Polk	Director	June 4, 2020

/s/ Sydney Selati Sydney Selati	Director	June 4, 2020

/s/ Mark S. Vidergauz Mark S. Vidergauz	Director	June 4, 2020

MONSTER BEVERAGE CORPORATION

POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT ON FORM S-8

INDEX OF EXHIBITS

Exhibit Number	Description

3.1	Certificate of Incorporation of Monster Beverage Corporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q, filed November 7, 2016) (File No. 001-18761)

3.2	Second Amended and Restated By-laws of Monster Beverage Corporation (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed April 16, 2018) (File No. 001-18761)

4.1	Description of Common Stock (incorporated by reference to Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K, filed February 28, 2020) (File No. 001-18761)

5.1*	Opinion of Katten Muchin Rosenman LLP

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Katten Muchin Rosenman LLP (filed as part of Exhibit 5.1)

24.1*	Power of Attorney (included as part of the signature page to this Post-Effective Amendment)

99.1	Monster Beverage Corporation 2020 Omnibus Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed April 21, 2020) (File No. 001-18761)

99.2	Monster Beverage Corporation 2011 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed May 24, 2011) (File No. 001-18761)

*       Filed herewith